FINAL TRANSCRIPT
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Jul. 11. 2007 / 10:00AM ET, VOXX - Q1 2008 Audiovox Corporation Earnings
Conference Call
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   Conference Call Transcript

   VOXX - Q1 2008 Audiovox Corporation Earnings Conference Call

   Event Date/Time: Jul. 11. 2007 / 10:00AM ET

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CORPORATE PARTICIPANTS
 Glenn Wiener
 Audiovox Corporation - IR

 Patrick Lavelle
 Audiovox Corporation - President & CEO

 Michael Stoehr
 Audiovox Corporation - SVP & CFO


 PRESENTATION



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Operator


Good day, ladies and gentlemen, and welcome to the first-quarter 2008 Audiovox Corporation earnings conference call. My name is Lauren, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today's call, Mr. Glenn Wiener, Investor Relations.


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 Glenn Wiener  - Audiovox Corporation - IR


Thank you, and good morning, and welcome to Audiovox's fiscal 2008 first-quarter results conference call for the period ended May 31, 2007. As the operator mentioned, today's call is being webcast on the Company's website, www.Audiovox.com, under the Investor Relations section, and a replay has been arranged for those who are unable to participate.

Fiscal first-quarter results were released after market close yesterday, and if you do not receive a copy of the announcement, you can obtain one by visiting the Company's website. Additionally, our Form 10-Q was filed yesterday and can be found on our website under our SEC filings.

Speaking from management this morning will be Patrick Lavelle, President and CEO; and Michael Stoehr, Senior Vice President and Chief Financial Officer. Both will be making opening remarks before opening up the call to your questions.

Before getting started, I would like to read our Safe Harbor language. Except for historical information contained herein, statements made on today's call and on today's webcast that would constitute forward-looking statements may involve certain risk and uncertainties. All forward-looking statements made are based on currently available information, and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements.

These factors include, but are not limited to, risks that may result in changes in the Company's business operations, our ability to keep pace with technological advances, significant competition in the mobile and consumer electronic businesses and accessory business, relationships with key suppliers and customers, quality and consumer acceptance of our newly introduced products, market volatility, nonavailability of products, excess inventory, price and product competition, new product introductions and the possibility that a review of our prior filings by the SEC may result in changes to our financial statements. And the possibility that stockholders regulatory or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any numerous statements or other actions.

Risk factors with our business, including some of the factors set forth herein, are detail in the Company's Form 10-K for the period ended February 28, 2007. Thank you again for your participation, and at this time I would like to turn the call over to Patrick Lavelle, President and CEO of Audiovox. Patrick.


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 Patrick Lavelle  - Audiovox Corporation - President & CEO


Thank you, Glenn, and good morning, everyone, and welcome to our first-quarter conference call. What I will do today is provide an overview of our first-quarter results and discuss some of the quarter's activities and what we believe will be the key drivers for the balance of the year.

Yesterday we reported sales of $128 million, an increase of approximately 15% over first quarter last year, and net income of $0.10 per share. As I discussed on last quarter's call, we had a number of initiatives in place, the largest being the final transition of the RCA accessory and Oehlbach accessory businesses. During the quarter we exited the Thomson's facilities and moved the Indiana, Florida, California, and Canadian warehouses, the Indiana, Toronto, Miami, Hong Kong and Malaysian offices, and moved all management systems, invoicing, collections and warehousing, onto the Audiovox IT framework.

At this time, we have completely separated from Thomson, and although this was a monumental task and not without its bumps and bruises, I am happy to report all logistical services are up and order shipping and deliveries are caught up and on time. Final EDI connection with remaining accounts will be completed by the end of July.

Transition expenses of approximately $2 million impacted earnings for the quarter. However, this was fully expected. First-quarter accessory sales were also impacted as a portion of orders were moved into the second quarter because of the postponement of shipments due to the warehouses moves. There will be some incremental transitional expenses occurring in the second quarter, but the bulk of the transition and related expenses are behind us, and we should start to see a normalization of overhead within the accessory group as we move into the second quarter.

Sales of accessories were up approximately $29 million over the first quarter last year due to the acquisitions, and both groups are performing well. We anticipate them to be strong contributors to our overall profitability for the balance of the year.

Electronic sales were down approximately 11%, and this decline was primarily in consumer goods as we saw lower sales of LCD TV and portable DVD products, as well as lower ASPs this quarter versus last. As mentioned in our press release, an industrywide shortage of LCD panels has affected LCD TV and portable DVD sales and has also limited the number of digital picture frames we were able to receive in the quarter. On the bright side, prices for LCD panels in all sizes are stabilizing due to these shortages, and we expect the severe price erosion that we have experienced in years passed to lessen. However, we are still taking a cautious approach as shortages will have an impact on shipments through the balance of the year.

Our mobile offering also relies on flat-panel screens, and our business this quarter was also impacted to a degree. However, overall our mobile electronic sales fared better compared to last year, thanks to stronger sales of our audio products. Jensen Mobile Multimedia continues to achieve sales targets with sales and profits up year-over-year. According to NPD Techworld, Jensen Mobile Multimedia products are the number one and two selling products in this category in the US.

Additionally, XM sales continue to improve, and I fully expect Audiovox to be the number one provider of aftermarket products for XM this year. Our XM Xpress continues to perform well, and we have recently begun shipment of our new XM EZ and Xpress Replay.

During the first quarter, we began shipping small quantities of our Jensen Nav 1000, a combination GPS and XM plug-and-play combination unit. This product is unique to the market as it is a portable GPS with XM live traffic built in an XM plug-and-play unit that accesses all XM channels, and a personal media player that will play MP4 and coded movies. Retailing at $699, we expect this unit to lead the way for Audiovox's entrance into the hot GPS market.

As usual, we have introduced a number of new products in each mobile category that will help continue to improve gross margins. One of the most noteworthy is in August, production commences for our first bidirectional transmitter for GM's remote starters. Our 2007 collision avoidance line was placed in one of our largest retailers, and we expect Audiovox to be the dominant supplier for this category.

We plan to introduce our new HD car audio models later in the second quarter, as well as a car dealer line of multimedia products under the Advent brand.

Our international sales were up 20% over last year, helped by the Oehlbach acquisition. We have recently been awarded the audio contract for GM Venezuela Aveo and Spark, which will start in October. We continue to post strong margins and profits, and I'm quite pleased with our international performance and prospects.


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Overall,  our  gross  margins  came  in at  18.1,  which  is in  line  with  our expectations. Looking ahead, we expect to see an improvement in our GP as new products arrive for the balance of the year. We have worked hard to realign our organization and reduce costs. Our overhead was down $1 million last fiscal year, and without the increases for the Thomson and Oehlbach business units, our core overhead was down another $1 million in the first quarter of 2007. This again is in line with our plan.

The initiatives that we have taken to improve efficiencies that I discussed last quarter are on target. Our return processing management system was turned on in the first quarter, and the new Jensen website was activated at the end of June as planned. We will continue to roll out new programs to maximize efficiencies throughout the balance of the year.

Our restructuring plan, as I had indicated, has essentially been completed. And while we are not in the habit of giving guidance, I would like to address some topside numbers with you. We expect sales to exceed $600 million this fiscal year, which would represent more than a 30% increase over last year. We also expect to report an increase in our margins. In fiscal 2006, our GP was 11.5%. It was 17.4% in fiscal 2007, and 18.1% in this past quarter. We are trending upward, and I expect this to continue.

As far as our plan for additional acquisitions, we are active and we will continue to make strategic acquisitions that will generate better returns and profits. We exit the first quarter with little debt and with $120 million in cash to execute our plans. I believe we are positioned not only to run our existing and newly acquired businesses more efficiently today, but also to assimilate synergistic acquisitions with little overhead increases.

We have many new product launches scheduled as we move into the big retail selling season, and I can assure you the Company is focused on maximizing profitability and shareholder value. I would like to thank you for your time and support.

I will now turn the call over to Michael, and then we will open it up for some questions.


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 Michael Stoehr  - Audiovox Corporation - SVP & CFO


Thanks, Pat. Good morning, everyone. Consolidated sales for the first quarter were $128.3 million compared to $111 million last year, an increase of 15.2%. As Pat had mentioned, we are now reporting product sales class information of Audiovox in electronics and accessories, since these are our two primary groups. Electronics is comprised of both mobile and consumer sales, and Accessories consist of our new acquisitions, RCA and Oehlbach, as well as sales from our existing Terk product lines. We have outlined the various products in this group in our current 10-Q.

Electronic sales were $95 million compared to $107 million in the fiscal first quarter last year, or down approximately 11.5%. Sales were lower primarily due to two factors, continued sales declines of consumer goods and lower sales of mobile video products. Our CC sales were down approximately $11.6 million, which was expected as we continue to pass on high-volume, low-margin sales for higher-margin product sales. Our video sales were down $4.7 million as the flat panel shortage Pat discussed impacted our top-line performance spirit.

While our sales in these categories were off, it is important to note that product margins have improved here compared to the prior years. Offsetting these declines was a $7.2 million increase in audio sales as a result of higher sales volume of Jensen Mobile, Phase Linear, and our Satellite Radio product lines. As a percentage of net sales, Electronics represented 74.1% compared to 93% last year.

Accessories sales were $33.3 million this quarter compared to $3.9 million in the comparable period. The increase in sales is related to our acquisitions of RCA and Oehlbach, which were both acquired earlier this year. Sales last year were from the Terk group. Moving forward, we expect Accessories sales to represent a higher percentage of total net sales.

Gross margins were 18.1% this quarter, the same as we reported last year. We would like to point out that our product margins, which are sales revenue minus our cost of product, increased from 25% to 29% this quarter. This was a result of our newly-acquired Accessories sales which have higher margins, as well as increased product margins in our Electronics business.

Additional costs which impacted gross margins such as freight to customers, warehousing and other costs increased, mainly as a result of the transitional expenses which for the quarter were approximately $2 million. A portion of these transitional expenses were the result of moving to three new warehouses and additional freight and handling costs involved moving the product to our new warehouses. We will see some remaining residual cost during the second quarter.


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Consolidated  overhead  expenses for the quarter were $24.8 million versus $20.2 million in the first quarter last year. The increase in total operating expenses is related to our new acquisition of Thomson and Oehlbach, and certain incremental costs needed to successfully transition these operations. During the quarter we also had to change and set up three new office facilities. RCA and Oehlbach acquisitions combined had a total operating expense of $5.5 million for the quarter.

Our operating expenses excluding these new acquisitions were down approximately $1 million, principally in professional fees, employee salaries, and advertising expenses. Selling expenses were $8.8 million compared to $7.1 million in last year's first quarter. Most of this increase is related to the new acquisitions and the increase partially offset by lower advertising expenses. G&A expenses were up $2.4 million again, as a result of the costs associated with the newly acquired RCA and Oehlbach, as well as a $214,000 increase in bad debt -- provision for bad debt expenses related to increases in sales and AR balances.

Offsetting these increases was approximately a $1 million benefit related to a call and put option granted to certain international employees as a result of the Oehlbach acquisition. G&A expenses also had reductions in professional fees and employee salary costs.

Engineering and tech support increased approximately $0.5 million as a result of new product programs and the RCA acquisition. We reported consolidated net income of $2.2 million or $0.10 per share compared to consolidated net income of $1.5 million or $0.07 per share last year. Net income from continuing operations was 121,000 or $0.01 versus 1.8 or $0.08 a share last year, and net income from discontinued ops was $2.1 million and $0.09 versus a $260,000 loss or $0.01 a share. The increase in discontinued income was the result of the settlement of the derivative action in June 2007.

Our interest and bank charges increased $107,000 to $667,000 for the quarter, as a result of our assuming additional debt in connection with the Oehlbach acquisition of approximately $850,000 and increased working capital needs for our foreign subsidiaries. We tend to finance our foreign subsidiaries in their host currency.

Other income declined due to lower interest income related to our short-term investments as we used a portion of this for the Oehlbach acquisition and financed additional AR inventory for increased sales of accessory and electronic products in the coming quarters.

The effective tax rate for the three months was 30% compared to 21% in the prior year. This should be a good number for modeling purposes throughout the fiscal year. Cash used in operations was approximately $27 million as a result of increased AR and inventory balances. Our cash receivable turns were 5.3 this quarter versus 5.1. Our inventory turns were 3.9 versus 3.9. Our inventory balance as of May 2007 due to the acquisition was $116 million versus $105 million net at the end of our fiscal year. A majority of this increase in our inventory is related to the accessory group acquisitions.

Working capital was $303 million with cash balances of $124 million for the first-quarter 2008. This compares to working capital of $306 million with cash balances of $156 million as of February 28, 2007. This reduction was visibly related to the Oehlbach acquisition and increased working capital needs for anticipated revenue growth over the coming quarters.

Looking forward, as Pat had indicated earlier, we anticipate sales in excess of $600 million, with Accessories comprising roughly $200 million. Our first-quarter gross margin of 18.1% is in line with what we've been modeling, but there is a potential upside with new product introductions in our Electronic group plans starting this next quarter. And we expect Accessories to become a larger percentage of our total sales, which should positively impact our margins.

Operating expenses as a percentage of sales should decline beginning in the third quarter, as we have a large portion of fixed expenses which will be absorbed by the anticipated revenue increases. Lastly, we anticipate improvements in our income levels from continuing operations, as the changes we have implemented and discussed in our past calls take effect.

I will now turn the call back to Pat.


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 Patrick Lavelle  - Audiovox Corporation - President & CEO


 Okay, thank you, Mike. And at this time, any questions?



 QUESTION AND ANSWER



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Operator


 (OPERATOR INSTRUCTIONS) There are currently no questions in the queue.


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 Patrick Lavelle  - Audiovox Corporation - President & CEO


Okay. Well, I want to thank you for joining us this morning. We are working hard as the entire company is working hard, as we had indicated, to meet the plans that we have set out for ourselves which we consider are aggressive, but we do believe that we will be successful in getting there. Once again, thank you for calling in and your support of Audiovox. Have a good day.


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Operator


 This concludes the presentation. You may now disconnect, and have a great day.



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